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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Centennial Communications Corp. and subsidiaries (the "Company") on Form S-4 of our report dated August 21, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", in fiscal 2003, the Company's change in method of accounting for derivative instruments and hedging activities to conform to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", in fiscal 2002, and the Company's change in method of accounting for revenue recognition to conform to U.S. SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in fiscal 2001) included and incorporated by reference in the Annual Report on Form 10-K of Centennial Communications Corp. and subsidiaries for the year ended May 31, 2003, and to the use of our report dated August 21, 2003, appearing in the Prospectus, which is part of this Registration Statement, and we consent to the incorporation by reference in the Registration Statement of our report dated August 21, 2003, included and incorporated by reference in the Annual Report on Form 10-K for the year ended May 31, 2003 relating to the financial statement schedule, and to the use of our report dated August 21, 2003 related to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


New York, NY
October 2, 2003